UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 29, 2011

Merck & Co., Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-6571	22-1918501
(Commission File Number)	(I.R.S. Employer Identification No.)

One Merck Drive, PO Box 100, Whitehouse Station, NJ	08889-0100
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (908) 423-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The following information, including the exhibits hereto, is being furnished pursuant to this Item 2.02.

Incorporated by reference is a press release issued by the Company on July 29, 2011, regarding earnings for the second quarter of 2011, attached as Exhibit 99.1. Also incorporated by reference is certain supplemental information not included in the press release, attached as Exhibit 99.2.

This information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.05. Costs Associated with Exit or Disposal Activities.

In February 2010, the Company commenced actions under a global restructuring program (the “Merger Restructuring Program”) in conjunction with the integration of the legacy Merck and legacy Schering-Plough businesses. This Merger Restructuring Program is intended to optimize the cost structure of the combined company. Additional actions under the program continued during 2010. On July 29, 2011, the Company announced the next phase of the Merger Restructuring Program, during which the Company expects to reduce its workforce measured at the time of the Merger by an additional 12% to 13% worldwide. A majority of the workforce reductions in this new phase of the Merger Restructuring Program will occur in manufacturing, including Animal Health, administrative and headquarters organizations. During this period, the Company will continue to hire new employees in strategic growth areas of the business as necessary. Workforce reductions previously announced in earlier phases primarily reflect the elimination of positions in sales, administrative and headquarters organizations, as well as from the sale or closure of certain manufacturing and research and development sites and the consolidation of office facilities. The Company will continue to pursue productivity efficiencies and evaluate its manufacturing supply chain capabilities on an ongoing basis which may result in future restructuring actions.

The restructuring actions under the Merger Restructuring Program are expected to be substantially completed by the end of 2013, with the exception of certain manufacturing actions which are expected to be completed by 2015, with the total cumulative pretax costs estimated to be approximately $5.8 billion to $6.6 billion. The Company recorded a charge of $808 million for certain portions of these costs in the second quarter of 2011. The Company estimates that approximately two-thirds of the cumulative pretax costs relate to cash outlays, primarily related to employee separation expense. Approximately one-third of the cumulative pretax costs are non-cash, relating primarily to the accelerated depreciation of facilities to be closed or divested. The Company now expects the Merger Restructuring Program to yield annual savings upon completion of the program of $4.0 billion to $4.6 billion, and annual savings by the end of 2013 of approximately $3.5 billion to $4.0 billion.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Press release issued July 29, 2011 regarding earnings for second quarter 2011

Exhibit 99.2	Certain supplemental information not included in the press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merck & Co., Inc.

Date: July 29, 2011	By:	/s/ Katie E. Fedosz
KATIE E. FEDOSZ
Senior Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued July 29, 2011 regarding earnings for second quarter 2011

99.2	Certain supplemental information not included in the press release